Exhibit 10.2

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

June 25, 2014

Alcoa Inc.

390 Park Avenue

New York, New York 10022

Attention:	Mr. Peter Hong
Vice President and Treasurer

Ladies and Gentlemen:

Project Diamond

364-Day Bridge Facility

Commitment Letter

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”, and together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you, and one of your wholly owned subsidiaries (“Acquisition Sub”), intend to acquire (the “Acquisition”) all of the outstanding share capital of companies previously identified to us and codenamed “Diamond” (such companies, collectively, the “Target”, and together with the subsidiaries thereof, the “Acquired Business”), pursuant to that certain share purchase agreement to be entered into among you, Acquisition Sub, the Target, the seller representative, and the seller of the Target (together with the ultimate beneficial owners of the Target and the seller representative, collectively the “Seller”) (including all annexes and exhibits thereto and all material documents related to consummation of the Acquisition, as amended, modified and supplemented in accordance with the terms hereof, the “Acquisition Agreement”).

In that connection, you have advised us that the total amount required to finance the Acquisition (including repayment or redemption of the existing material indebtedness of the Target) and to pay the fees and expenses incurred in connection therewith shall be provided by, at the election of the Borrower, a combination of (a) the Borrower’s available cash and borrowings under its five-year revolving credit agreement, dated as of July 25, 2011, among the Borrower, the lenders and issuers named therein, Citibank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as syndication agent (as amended, amended and restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), (b) the issuance by the Borrower of a combination of equity securities, equity-linked securities and unsecured debt securities and/or its borrowing of term loans (the foregoing, collectively, the “Permanent Financing”), and/or (c) to the extent the Borrower does not issue or borrow the Permanent Financing on or prior to the Closing Date (as defined below), the borrowing by the

Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $2.5 billion. The Acquisition, the Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”. No other financing will be required for the Transactions. The date on which the Facility shall be available is herein referred to as the “Closing Date”.

1. Commitments. MSSF is pleased to commit to provide 100% of the Facility, subject to and on the terms and conditions set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) and the Conditions Precedent to Loans attached hereto as Exhibit B (collectively, the “Term Sheets” and collectively with this letter, this “Commitment Letter”); provided that, the amount of the Facility and the aggregate commitment of the Commitment Parties hereunder for the Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Exhibit A hereto. It is understood that MSSF shall act as sole lead arranger and sole bookrunner (in such capacity, the “Arranger”) and sole administrative agent for the Facility. You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and we shall agree. It is further agreed that MSSF will have “upper left” placement in all documentation used in connection with the Facility and shall have all roles and responsibilities customarily associated with such placement.

Our commitments and agreements hereunder are subject to the satisfaction or waiver of the following conditions:

(A) Except as set forth in Group Disclosure Letter (as defined in the Acquisition Agreement and as provided to MSSF prior to its execution hereof) (it being understood that the disclosure of any matter, information, item or other disclosure in any section of the Group Disclosure Letter (whether or not an explicit cross-reference appears) shall be deemed to be disclosure with respect to this condition (A) to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such section of the Group Disclosure Letter is relevant to this condition (A)), from December 31, 2013 through the date of the Acquisition Agreement, there has not been any change in the financial condition, business or results of operations of the Group, taken as a whole, that has had an Acquired Business Material Adverse Effect (as defined below). As of the Closing Date, since the date of the Acquisition Agreement, no Acquired Business Material Adverse Effect shall have occurred. For the purposes hereof, “Acquired Business Material Adverse Effect” shall mean any event, change, circumstance, condition, occurrence, effect or state of facts that has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, properties, business, condition (financial or otherwise) or results of operations of the Group, taken as a whole; provided, however, that none of the following (including any event, change, circumstance, condition, occurrence, effect or state of facts to the extent arising out of the following) shall be deemed, either individually or in the aggregate, to constitute an Acquired Business Material Adverse Effect: (i) any general condition or event affecting the industries or markets (including customers) in which any member of the Group conducts operations; (ii) any general economic, capital market, financial, political or regulatory conditions, worldwide or in the countries in which the Group conducts operations; (iii) any occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism (including cyber terrorism), or any national or international calamity, crisis or emergency (including natural disasters), or any governmental or other response to any of the foregoing, in each case whether or not involving the countries in which the Group conducts operations; (iv) any event, change, occurrence, effect or state of facts related to or resulting from the Transactions or the announcement or pendency thereof (including any (A) actions by customers, suppliers or competitors, (B) loss of personnel, suppliers or customers, or (C) the delay or cancellation of orders for services and products); (v) any change (or proposed change) in applicable accounting requirements or principles or applicable Laws, after the date of this Agreement; (vi) any action taken (or omitted to be taken) by any member of the Group to the extent expressly required by this Agreement or, at the Purchaser’s express written request; (vii) any failure to meet financial projections (but not excluding any of the reasons for or factors contributing to any such failure); (viii) any event, change, occurrence, effect or state of facts to the extent resulting from a material, uncured breach of this Agreement by the Purchaser; and (ix) any event, change, occurrence, effect or state of facts resulting from the identity of the Purchaser or its Affiliates; provided, further, that any event, change, occurrence, effect or state of facts set forth in clauses (i), (ii) and (iii) above may be taken into account in determining whether there is or has been an Acquired Business Material Adverse Effect to the extent (but only to the extent) that such event, change, occurrence, effect or state of fact has had or is reasonably likely to have, individually or in the aggregate, a disproportionately adverse effect on the Group, taken as a whole, compared to other similarly situated companies in the industries in which the Group operates (each capitalized term used in the definition of “Acquired Business Material Adverse Effect” and not defined herein has the meaning given thereto in the Acquisition Agreement as in effect on the date hereof).

(B) The Borrower shall have engaged (on or before the Borrower’s execution of this Commitment Letter) one or more investment and/or commercial banks satisfactory to the Arranger on terms and conditions satisfactory to the Arranger to arrange permanent financing or refinancing for the Acquisition.

(C) The satisfaction or waiver of the other conditions set forth in Exhibit B.

The conditions to closing and funding of our commitments hereunder on the Closing Date are limited to those expressly set forth in the preceding paragraph and in Exhibit B. It is understood and agreed that the commitments of the Lenders in respect of the Facility and the extensions of credit thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than (i) the representations made by or on behalf of the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or a subsidiary, including Acquisition Sub) has the right (taking into account any applicable cure periods) to terminate its obligations to consummate the Acquisition under the Acquisition Agreement (pursuant to the terms thereof) as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) as they relate to the Borrower or any guarantor (and, with respect to clause (i) below, as they relate to the Borrower and its subsidiaries (other than the Acquired Business). For purposes hereof, “Specified Representations” means the representations and warranties contained in the Credit Documentation (defined below) relating to (a) corporate power and authority, (b) the authorization, execution, delivery and enforceability of the Credit Documentation, (c) no conflicts of the Credit Documentation with (i) organizational documents, (ii) any agreement with respect to indebtedness in a principal amount in excess of $100 million or (iii) any applicable law to the extent such conflict pursuant to this clause (iii) results or would reasonably be expected to result in a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent under the Credit Documentation, (d) the Borrower’s audited financial statements as of December 31, 2013 present fairly the financial position of the Borrower and its subsidiaries in accordance with GAAP as of such date, (e) governmental authorization with respect to the Facility, (f) solvency, (g) Federal Reserve margin regulations, (h) the Investment Company Act and (i) compliance with OFAC and use of proceeds not in violation of the FCPA (this paragraph, and the provisions herein, the “Limited Conditionality Provision”).

2. Syndication. The Arranger reserves the right, prior to or after execution of the definitive documentation for the Facility (the “Credit Documentation”), in consultation with you, to syndicate all or a part of the commitments hereunder to one or more financial institutions and/or lenders (collectively, the “Lenders”) in accordance with the terms hereof, which syndication shall be managed by the Arranger in consultation with the Borrower; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the date that is 60 days after the date hereof (the “Initial Syndication Period”), the selection of Lenders and any roles awarded and allocations by the Arranger shall be subject to the Borrower’s approval in its sole discretion (provided that such approval shall not be required with respect to the selection of any Lender that is a party to the Existing Credit Agreement) and (b) following the Initial Syndication Period, if and for so long as a Successful Syndication (as defined in the Fee Letter referred to below) has not been achieved, the selection of Lenders by the Arranger shall be in consultation with the Borrower (it being understood and agreed that no Lender selected by the Arranger pursuant to this clause (b) (other than any Lender that is a party to the Existing Credit Agreement) shall (unless otherwise consented to by the Borrower) have a credit rating with respect to senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money below (x) BBB- by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) or (y) Baa3 by Moody’s Investors Service, Inc. (“Moody’s”)). Following the achievement of a Successful Syndication, assignments of commitments hereunder shall be in accordance with the terms set forth in the section titled “Assignments and Participations” in Exhibit A hereto. It is agreed that such syndication, including decisions as to institutions to be approached, shall occur in a manner consistent with the syndication strategy agreed upon by the Arranger and the Borrower prior to the date hereof, except to the extent the Arranger determines, in consultation with the Borrower, that changes from such strategy are advisable to facilitate successful syndication of the Facility. The commitment of MSSF hereunder with respect to the Facility shall be reduced dollar-for-dollar as and when commitments for the Facility are received from Lenders to the extent that each such Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” pursuant to a joinder agreement or other documentation reasonably satisfactory to the Arranger and you or (ii) party to the applicable Credit Documentation as a “Lender” thereunder. The Arranger intends to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto (but not before the public announcement of the Transactions by you), and you agree to use your commercially reasonable efforts to actively assist the Arranger in completing a syndication reasonably satisfactory to the Arranger as soon after your acceptance of this Commitment Letter as practicable until the earlier of (x) 60 days after the Closing Date and (y) the date that a Successful Syndication is achieved. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, at reasonable times and intervals to be mutually agreed, (c) to the extent requested by the Arranger, your assistance in the preparation of a Confidential Information Memorandum and other reasonably available customary marketing materials with respect to you and your subsidiaries and (to the extent consistent with the Acquisition Agreement) the Acquired Business (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) in form and substance customary for transactions of this type to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arranger. Until the date that is the earlier of (i) the achievement of a Successful Syndication and (ii) 60 days after the Closing Date, you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries, in each case that would in the reasonable opinion of the Arranger be expected to materially impair the primary syndication of the Facility, without the prior written consent of the Arranger; provided, however, that the foregoing shall not limit the ability of the Borrower or its subsidiaries to arrange or renew accounts receivable sale or securitization programs, to refinance or renew the Existing Credit Agreement (provided that (x) any such refinancing thereof shall be in consultation with the Arranger and (y) the aggregate commitments thereunder shall not be increased by more than $500 million) or bilateral lines of credit, to issue commercial paper or other short-term debt programs, including, without limitation, any domestic or foreign working capital facility, to incur indebtedness under existing credit facilities (up to the committed amounts under such facilities as of the date hereof), to refinance indebtedness in the ordinary course of business (in amounts not to exceed the amounts of the loans and commitments thereunder as of the date hereof (taking into account any “incremental” or similar provisions contained therein), or to arrange, renew or amend a federal new markets tax credit program or any federal subsidized loans for one or more U.S. facilities of the Borrower or its subsidiaries; and provided, further, that, in connection with any joint ventures of the Borrower, the foregoing shall not limit the ability of the Borrower, its subsidiaries or any joint venture entity (or entities) to arrange, renew or amend project financing (such project financing, together with the financing described in the preceding proviso, the “Permitted Financings” and the provisions of this sentence, the “clear market provisions”). It is understood that nothing herein shall (i) obligate MSSF or any of its affiliates to provide or arrange any Permitted Financing nor (ii) require the Borrower or its subsidiaries to engage MSSF or its affiliates to provide or arrange any Permitted Financing. The Arranger will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arranger in its syndication efforts, you agree promptly to prepare and provide to us all customary information with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, the financial information and projections provided to the Arranger prior to the date hereof (the “Projections”), as the Arranger may reasonably request in connection with the arrangement and syndication of the Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of any syndication of the Facility nor any of your obligations to assist with the syndication of the Facility shall constitute a condition precedent to the availability of the Facility on the Closing Date. The Arranger and the Borrower agree to each use its commercially reasonable efforts to negotiate, execute and deliver the Credit Documentation promptly following execution of this Commitment Letter, with the initial drafts thereof to be prepared by counsel to the Arranger.

You agree that the Arranger may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the reasonable request of the Arranger, in the preparation of a version of a confidential information memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facility to potential Lenders who do not wish to receive material non-public information (within the meaning of foreign (if applicable), United States federal and state securities laws) with respect to the Borrower, the Target or their respective subsidiaries, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (if applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our reasonable request, to identify any document to be disseminated by the Arranger to any Lender or potential Lender in connection with the syndication of the Facility as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information (provided that the Borrower has been afforded a reasonable opportunity to review such documents and comply with applicable disclosure obligations under applicable law). Unless identified by you as containing solely Public Lender Information, each document to be disseminated by the Arranger will be deemed to be Private Lender Information unless you, after receipt thereof, advise the Arranger otherwise in writing. You acknowledge that the following documents will contain solely Public Lender Information (unless you or your counsel notify us promptly that any such document contains Private Lender Information and provided the Borrower has been afforded a reasonable opportunity to review such documents and comply with disclosure obligations under applicable law): (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arranger for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda), in each case to the extent submitted to the Borrower for review and approval prior to distribution; and (iii) notification of changes in the terms of the Facility.

3. Information. You hereby represent and warrant (but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Facility on the Closing Date) that (a) all written information (other than the Projections, estimates, forward looking statements and information of a general economic or industry nature) (collectively, the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or potential Lender by you, the Acquired Business, or any of your or its representatives in connection with the Transactions, which in the case of any Information relating to the Acquired Business shall be to the best of your knowledge, is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made (and after giving effect to all supplements or updates thereto) and (b) the Projections that have been made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been prepared in good faith based upon assumptions believed by you to be reasonable as of the date of the preparation of such Projections (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projection will be realized, that actual results may differ from the Projections and that such differences may be material). You agree that if at any time prior to (i) if a Successful Syndication has been achieved by the Closing Date, the Closing Date or (ii) if a Successful Syndication has not been achieved by the Closing Date, the earlier of (x) the achievement of a Successful Syndication and (y) 60 days after the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that (to your knowledge with respect to the Acquired Business prior to the Closing Date) such representations will be correct in all material respects at such time. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree.

4. Fees. As consideration for our commitments hereunder and the Arranger’s agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheets and in the Fee Letter delivered herewith from MSSF to you relating to the Facility and dated the date hereof (the “Fee Letter”).

5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any reasonable and documented legal or other expenses of one firm of counsel for all such indemnified persons taken as a whole and, if necessary, of a single local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of a conflict of interest where the indemnified person affected by such conflict informs you of such conflict, and thereafter retains its own counsel, of one additional firm of counsel for each such group of similarly-situated affected indemnified persons, taken as a whole) or other reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend or participating in any such Proceeding, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to result primarily from the bad faith, gross negligence or willful misconduct of such indemnified person or a material breach by such indemnified person of its obligations under this Commitment Letter or the Fee Letter or (ii) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than in its capacity as an arranger or agent under the Facility) and (b) subject to the Borrower’s written expense reimbursement policies as delivered to the Arranger prior to its execution of this Commitment Letter, to reimburse each Commitment Party and its affiliates upon demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of one firm of counsel for all Commitment Parties and their affiliates, taken as a whole and, if necessary, of a single local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of a conflict of interest where Commitment Party or its affiliate affected by such conflict informs you of such conflict, and thereafter retains its own counsel, of one additional firm of counsel for each such group of similarly-situated persons, taken as a whole) incurred on or after June 1, 2014 (other than any reasonable and documented fees, charges and disbursements of Weil, Gotshal & Manges LLP, which shall be reimbursable regardless of when incurred) in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. You further agree to pay all reasonable and documented costs and expenses of each Commitment Party and its affiliates (including, without limitation, reasonable and documented fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. Notwithstanding any other provision of this Commitment Letter to the contrary, no indemnified person shall be liable for (i) any damages arising from the use by unintended recipients of Information, Projections or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person, or a material breach by such indemnified person of its obligations under this Commitment Letter or the Fee Letter by such indemnified person, or (ii) any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of proceeds thereof, the Transactions or any related transaction.

Notwithstanding anything to the contrary contained herein, you shall not be liable for any settlement of any Proceeding effectuated without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent, or if there is a final judgment by a court of competent jurisdiction against an indemnified person in any such Proceeding for which you are required to indemnify such indemnified person pursuant to the preceding paragraph, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You will not, without the prior written consent of the indemnified person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. Notwithstanding the foregoing paragraphs, each indemnified person shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not (or is found not to be) entitled to payment of such amounts in accordance with the terms hereof.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

6. Governing Law, etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided, however, that (a) the interpretation of the definition of “Acquired Business Material Adverse Effect” and whether there shall have occurred an Acquired Business Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations made by the Target are accurate and whether as a result of any inaccuracy of any such representations you (or your applicable affiliates) have the right to terminate your (or their) obligations, or have the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflict of laws principles, provisions or rules (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letter. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors on a confidential and need-to-know basis, (b) as may be required by law or compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter and the Fee Letter (provided that the Fee Letter is redacted in a manner satisfactory to MSSF) may be disclosed to the Seller, the Target and their respective officers, directors, employees, accountants, attorneys, agents and advisors on a confidential and need-to-know basis, (d) this Commitment Letter (but not the Fee Letter) may be disclosed (i) in any prospectus or offering memorandum relating to the Permanent Financing, (ii) to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (in which case you agree to inform us promptly thereof), (iii) to potential lenders or participants or prospective lenders or participants and their respective officers, directors, employees, attorneys, accountants and advisors, (e) with respect to the Commitment Letter only, to rating agencies on a confidential basis, (f) you may disclose the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions) in connection with the Transactions as part of any projections or pro forma information in customary marketing materials, (g) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof and (h) with our prior written consent; provided that the foregoing restrictions shall cease to apply with respect to the Commitment Letter (but not with respect to the Fee Letter and its terms and substance) after your acceptance of this Commitment Letter and the Fee Letter and after the Commitment Letter has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of the Borrower hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants, (ii) to its officers, directors, employees, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential and need-to-know basis, (iii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof prior to such disclosure to the extent practicable), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated subject to customary confidentiality undertakings (including by way of “click-through” acknowledgments) in accordance with the standard syndication processes of the Arranger or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof, and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our affiliates (it being understood and agreed that no such assignment to an affiliate shall reduce the amount of our commitments hereunder or otherwise relieve, release or novate us from our obligations hereunder except as expressly provided for in Section 2 above) and, subject to the applicable requirements set forth in Section 2 above, to any proposed Lender prior to the Closing Date, and not otherwise. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission (including by facsimile or electronic .pdf) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the conditions precedent as provided herein. It is understood and agreed that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Acquisition or draw down any portion of the Facility.

Without your prior written consent, MSSF may not use the name of the Borrower or the Target or any of their respective affiliates or place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web or circulate similar promotional materials in the form of a “tombstone” or otherwise (including any oral communications), describing the names of the Borrower, Target and their respective affiliates (or any of them) or the amount, type and closing date of such Transactions; provided, however, that in no event shall MSSF be prohibited from using such names or information in connection with its syndication efforts hereunder, as contemplated herein, or from using any publicly disclosed information (it being understood that such matters shall still be in consultation with the Borrower).

The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your and our respective obligations (as applicable) with respect to (a) the syndication and clear markets provisions shall survive only until the until the earlier of (i) 60 days after the Closing Date and (ii) the achievement of a Successful Syndication, (b) confidentiality shall terminate in accordance with and to the extent provided in Section 8 hereof and (c) the compensation, reimbursement and indemnification provisions contained herein shall be superseded by the corresponding provisions of the Credit Documentation to the extent covered thereby. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to the earlier of (i) 9:00 a.m. (New York City time), June 26, 2014 and (ii) the time of the public announcement of the Acquisition. If the Commitment Letter and Fee Letter have not been executed and returned as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the Credit Documentation by all parties thereto, (ii) April 3, 2015 (the “Commitment Termination Date”), if the Credit Documentation shall not have been executed and delivered by all parties thereto and (iii) the date of abandonment of the Acquisition or termination of your or Acquisition Sub’s obligations under the Acquisition Agreement to consummate the Acquisition.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish M. Shah
Name: Anish M. Shah
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first written above by:

ALCOA INC.

By:	/s/ Peter Hong
Name: Peter Hong
Title: Vice President and Treasurer

[SIGNATURE PAGE TO COMMITMENT LETTER]

Exhibit A

PROJECT DIAMOND

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meanings as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	PARTIES

	Borrower:	Alcoa Inc. (the “Borrower”).

	Guarantors:	In the event that the aggregate principal amount of loans borrowed by “Borrowing Subsidiaries” under the Existing Credit Agreement (or any refinancing or replacement thereof) at any time exceeds $250 million, each such “Borrowing Subsidiary” shall unconditionally guarantee the Facility (each such “Borrowing Subsidiary”, a “Guarantor”) but excluding any (i) non-domestic subsidiary, (ii) direct and indirect domestic subsidiaries that are disregarded entities for United States federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the capital stock of nondomestic subsidiaries that are controlled foreign corporations (any such entity, together with any non-domestic subsidiary, a “Foreign Subsidiary”) or (iii) direct or indirect domestic subsidiary that is a subsidiary of a Foreign Subsidiary that is a controlled foreign corporation, in each case, to the extent that such subsidiary does not guarantee the obligations of the Borrower under the Existing Credit Agreement.

Sole Lead Arranger
	and Sole Bookrunner:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole lead arranger and sole bookrunner for the Facility (in such capacities, the “Arranger”).

	Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

	Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by the Arranger in accordance with the syndication provisions of the Commitment Letter (collectively, the “Lenders”).

II.	THE FACILITY

	Type and Amount of Facility:	364-day senior unsecured term loan bridge facility in an aggregate principal amount of $2.5 billion (the “Facility”).

	Availability:	The loans (the “Loans”) under the Facility shall be made in a single drawing on the Closing Date and any undrawn commitments under the Facility (the “Commitments”) shall automatically be terminated at 5:00 P.M. (New York City time) on the Closing Date.

	Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date (the “Maturity Date”). There shall be no amortization with respect to the Loans.

	Purpose:	The proceeds of the Loans shall be used to finance the Transactions (including repayment or redemption of the existing material indebtedness of the Target) and fees and expenses in connection therewith.

III.	CERTAIN PAYMENT PROVISIONS

	Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

	Optional Prepayments:	The Loans may be prepaid at par by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayments of the Loans may not be reborrowed.

Mandatory Prepayments/
	Commitment Reductions:	The following amounts shall be applied (without duplication) to prepay the Loans (and, prior to the Closing Date, the Commitments, pursuant to the Commitment Letter and the Credit Documentation, shall be automatically and permanently reduced by such amounts):

(a)    100% of the net cash proceeds (including in escrow) of any incurrence of other debt (other than Excluded Debt (as defined below)) and any sale or issuance of debt securities, equity securities or equity-linked securities (other than issuances pursuant to employee or director stock plans or other similar compensation arrangements or upon conversion or exercise of outstanding securities or options) by the Borrower or any of its subsidiaries, in each case on or after the date of the Commitment Letter; and

(b)    100% of the net cash proceeds to the extent not reinvested or committed to be reinvested within 9 months following receipt) of any asset sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries, in each case on or after the date of the Commitment Letter, except for (i) the sale of inventory, receivables or other assets, in each case, in the ordinary course of business and (ii) asset sales and dispositions having net cash proceeds up to $250 million in aggregate.

2

For the purposes hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) existing ordinary course foreign credit lines, (iii) the Permitted Financings (as defined in the Commitment Letter) and (iv) other debt (other than the Permanent Financing) in an aggregate principal amount up to $100 million.

Any mandatory prepayment of the Loans may not be reborrowed.

In addition, the Commitments shall be automatically and permanently reduced by the amount of commitments obtained by the Borrower or any of its subsidiaries upon entering into a committed but unfunded term loan or similar agreement in connection with the financing of the Transactions, to the extent that the conditions to availability thereof are no more restrictive than the conditions to availability of the Facility.

IV.	CERTAIN CONDITIONS

Conditions to Availability of
	Loans:	The Facility shall be available on the date (the “Closing Date”) on which the conditions precedent set forth in the Commitment Letter and Exhibit B attached thereto are satisfied.

V.	CERTAIN DOCUMENTATION MATTERS

	Credit Documentation:	The definitive credit documentation for the Facility (the “Credit Documentation”) shall be (i) substantially similar in all material respects to the Existing Credit Agreement, (ii) consistent with the Commitment Letter (including this Exhibit A) and (iii) subject to the Limited Conditionality Provision.

Representations &
Warranties, Covenants
	and Events of Default:	The Credit Documentation shall contain representations and warranties (each to be made on the date of the Credit Documentation and the Closing Date), covenants and events of default which are customary for financings of this type and substantially similar in all material respects to the corresponding provisions of the Existing Credit Agreement; provided that (without limiting the foregoing) the representations and warranties shall include customary representations to be agreed with respect to solvency, OFAC and use of proceeds not in violation of the FCPA.

	Financial Covenant:	A ratio of indebtedness to consolidated net worth of the Borrower and its consolidated subsidiaries not to be greater than 1.50:1.00, calculated on a basis consistent with the Existing Credit Agreement.

3

Voting:	Amendments and waivers with respect to the Credit Documentation shall require, subject to the “Defaulting Lender” provisions referred to below, the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and commitments under the Facility (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of any Guarantor from its guarantee.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement, including, without limitation, the ability to require that a “Defaulting Lender” transfer its commitments to a willing replacement Lender.

Assignments and
Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or, only with respect to an assignment made after the Closing Date, an approved fund, (ii) an event of default under the Credit Documentation for non-payment or bankruptcy has occurred and is continuing or (iii) during the period before a Successful Syndication (as defined in the Fee Letter) has been achieved, such consent is not required pursuant to the syndication provisions of the Commitment Letter, and (b) the Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or, only with respect to an assignment made after the Closing Date, an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, it shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent with ten (10) business days of receiving a written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Customary pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

4

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued; provided further, that the applicable Lender is generally seeking, or intending to generally seek, comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) and from changes in withholding or other taxes (other than franchise or income taxes) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

Expenses and
Indemnification:	The Borrower shall pay (a) subject to the Borrower’s written expense reimbursement policies as disclosed to the Arranger prior to its execution of the Commitment Letter, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arranger incurred on or after June 1, 2014 (other than reasonable and documented fees, disbursements and other charges of Weil, Gotshal & Manges LLP, which shall be reimbursable regardless of when incurred) and associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Arranger taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected persons similarly situated taken as a whole).

5

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds of the Facility (except to the extent found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of, or material breach of the Credit Documentation by the indemnified party) (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole).

Governing Law and Forum:	New York.

Counsel to the
Administrative Agent and
the Arranger:	Weil, Gotshal & Manges LLP.

6

Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

1

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to 0.25% on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable in arrears upon the earlier to occur of (i) the Closing Date and (ii) the termination of the Commitments.

Duration Fees:	The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage, as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	0.50%	1.00%	1.50%

Default Rate:	At any time when the principal of or interest on any Loan or any fee or other amount payable by the Borrower is not paid when due, such overdue amount shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

2

Annex I-A

to Exhibit A

Project Diamond

Bridge Facility Pricing Grid

Borrower’s Index Debt Rating (S&P or Moody’s)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans	ABR Loans	LIBOR Loans
≥ BBB / Baa2	50 bps	150 bps	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps
≥ BBB- / Baa3	75 bps	175 bps	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps
≥ BB+ / Ba1	100 bps	200 bps	150 bps	250 bps	200 bps	300 bps	250 bps	350 bps
≤ BB / Ba2	125 bps	225 bps	175 bps	275 bps	225 bps	325 bps	275 bps	375 bps

For purposes of the foregoing, (a) if neither Moody’s nor S&P shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this paragraph), then both such rating agencies shall be deemed to have established ratings for such Index Debt in the lowest rating level; (b) if only one of Moody’s and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin shall be determined on the basis of such single rating; (c) if the ratings established or deemed to have been established by Moody’s or S&P for any Index Debt shall fall within different rating levels, the Applicable Margin shall be based on the rating level corresponding to the higher of such ratings, unless such ratings differ by two or more rating levels, in which case the Applicable Margin will be based upon the rating level one level below the rating level corresponding to the higher of such ratings; and (d) if any rating for any Index Debt established or deemed to have been established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin. For the purposes hereof, “Index Debt” means the senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

Exhibit B

PROJECT DIAMOND

364-DAY SENIOR UNSECURED BRIDGE FACILITY

Conditions Precedent to Loans

The Commitments of the Lenders in respect of the Facility and the extensions of credit thereunder shall be conditioned upon satisfaction of the following conditions precedent on or before the Commitment Termination Date:

1. The Borrower and the required guarantors (if any) shall have executed and delivered the Credit Documentation (which documentation shall be consistent with the applicable terms of the Commitment Letter).

2. (i) The Acquisition shall have been, or shall substantially concurrently with the funding under the Facility be, consummated in accordance with terms of the Acquisition Agreement which shall be executed by all of the parties thereto in the form of the execution version thereof provided to the Arranger prior to its execution of the Commitment Letter and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without the Arranger’s prior written consent (such consent not to be unreasonably withheld or delayed); provided that any increase or reduction of the purchase price for the Acquisition of less than 10% of such purchase price shall be deemed not materially adverse to the interests of the Lenders.

3. The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, in each case prepared in conformity with U.S. GAAP (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by the Borrower of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period); (ii) solely if, and to the extent required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”) in connection with an offering of securities under the Securities Act, (x) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business, in each case prepared in conformity with IFRS or U.S. GAAP, as applicable and (y) pro forma financial statements, which in each case meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Registration Statement under such Act on Form S-1.

4. The Lenders, the Administrative Agent, the Commitment Parties and the Arranger shall have received all fees and expenses required to be paid and due under this Commitment Letter, the Fee Letter or the Credit Documentation on or before the Closing Date for which invoices have been presented at least 2 business days prior to the Closing Date.

5. The Lenders shall have received (i) such legal opinions from such counsel to the Borrower as may be reasonably required by the Administrative Agent (subject to the Limited Conditionality Provision), corporate organizational documents, good standing and officer certificates (including, without limitation, a customary certificate that the conditions precedent contained herein have been satisfied as of the Closing Date and a certificate substantially in the form of Annex I hereto from the chief financial officer of the Borrower demonstrating the solvency (on a consolidated basis) of the Borrower and its subsidiaries as of the Closing Date on a pro forma basis for the Transactions), resolutions and other instruments, each as is customary for transactions of this type and reasonably satisfactory to the Administrative Agent and (ii) at least 5 business days prior to the Closing Date, documentation and other information required with respect to the PATRIOT Act and related compliance to the extent requested by any Lender through the Administrative Agent at least 10 business days prior to the Closing Date.

6. (i) There shall exist no default or event of default under the Credit Documentation corresponding to the following provisions of the Existing Credit Agreement: Sections 7(b), (d) (solely with respect to breaches of Section 5.06(a), Section 6.01 and 6.02), (f), (g) and (h) at the time of, and after giving effect to, the extensions of credit under the Facility on the Closing Date and (ii) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality or “material adverse effect” qualifications set forth therein), in each case, at the time of, and after giving effect to, the extensions of credit under the Facility on the Closing Date, except in the case of any Acquisition Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects (without duplication of any materiality or “material adverse effect” qualifications set forth therein) as of such given date or period, as the case may be.

2

Annex I

to Exhibit B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER AND ITS SUBSIDIARIES

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

B-I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

[ ]

By:
Name:
Title:

B-I-2